UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  September 14, 2009
(Date of earliest event reported)
Rio Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-115602	74-3005133
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

401 Carlson Circle, San Marcos, Texas	78666
(Address of principal executive offices)	(Zip Code)

(512) 878-4000
(Registrant’s telephone number, including area code)

Grande Communication Holdings, Inc.
401 Carlson Circle, San Marcos, Texas 78666
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement.

On September 14, 2009, we closed the transactions contemplated by that certain recapitalization agreement, dated August 27, 2009, by and among Grande Communications Holdings, Inc., a Delaware corporation and predecessor-in-interest to Rio Holdings, Inc., a Nevada Corporation (“Grande Holdings”), Grande Communications Networks LLC, a Delaware limited liability company and successor-in-interest to Grande Communications Networks, Inc., a Delaware corporation and our wholly-owned subsidiary (“Grande Operating”), ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Grande Investment L.P., a Delaware limited partnership and wholly-owned subsidiary of ABRY (“Ultimate Parent”), Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent”), ABRY Partners, LLC, a Delaware limited liability company and Rio GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of Grande Holdings (“Rio GP”), which provides for the recapitalization of Grande Operating (the “Recapitalization Agreement”) and pursuant to the terms of the Recapitalization Agreement, we completed the following transactions:

(1) On September 10, 2009, Grande Operating converted to a Delaware limited liability company that is disregarded for Federal income tax purposes;

(2) On September 11, 2009, Grande Operating distributed to Grande Holdings cash in the amount of approximately $1.0 million for Grande Holdings’ future working capital needs;

(3) Grande Holdings contributed assets used in the operation of the business to Grande Operating and Grande Operating assumed liabilities arising from operation of the business;

(4) ABRY, ABRY Investment Partnership, L.P. and Grande Manager LLC, a newly formed wholly-owned subsidiary of ABRY (“Grande Manager”) contributed cash in the amount of approximately $92.3 million to Ultimate Parent (which was ultimately contributed to Grande Operating) in return for a general partner interest and a limited partner interest representing approximately 75.3% of the common equity of Ultimate Parent, subject to dilution;

(5) ABRY contributed cash in the amount of approximately $19.2 million to Ultimate Parent (which was ultimately contributed to Grande Operating) in return for a preferred limited partnership interest of Ultimate Parent;

(6) Grande Holdings contributed all of the outstanding membership interests of Grande Operating to Ultimate Parent (which was contributed to Parent) in return for a general partner interest of Ultimate Parent representing approximately 24.7% of the common equity of Ultimate Parent, subject to dilution;

(7) Grande Operating received net proceeds of approximately $103.8 million under a new credit facility arranged by ABRY, consisting of a $103.8 million term loan and a $18.7 million revolving credit facility; and

(8) Grande Holdings repurchased and redeemed all of its outstanding 14% senior secured notes due 2011 and paid off certain outstanding capital lease obligations using the net proceeds from the equity and debt financing transactions.

Upon the closing, Grande Manager received 1.0% of the common equity interest of Ultimate Parent, ABRY and ABRY Investment Partnership, L.P. received 74.3% of the common equity interest of Ultimate Parent and Rio GP received 24.7% of the common ownership interest of Ultimate Parent.  Grande Manager has 75.3% of the combined voting power of the general partners of Ultimate Parent and Rio GP has 24.7% of the combined voting power of the general partners of Ultimate Parent.  Thus, Grande Manager controls the voting interest of the general partners of Ultimate Parent.  Grande Manager is managed by the board of managers, of which one member was designated by Grande Holdings and initially three members were designated by ABRY, and such ABRY board members have a controlling vote of the board of managers.  As a result of the closing, ABRY controls Grande Manager, Ultimate Parent, Parent and Grande Operating.

All of the outstanding shares of common stock and preferred stock of Grande Holdings continue to remain outstanding.  As a result of the closing, Grande Holdings does not have any operations or material assets other than the ownership of its general partner interest of Ultimate Parent, through its wholly-owned subsidiary Rio GP.

The purchase price and ownership percentages of Ultimate Parent were determined by the parties in arms-length negotiations and were based upon a combination of subscriber value, discounted cash flows and working capital balances.  In addition, the board of directors of Grande Holdings received an opinion of its independent financial advisor, dated as of August 27, 2009, that, as of that date and based on and subject to various assumptions made, matters considered and limitations set forth in its opinion, the structure and financial terms, of the transactions contemplated by the Recapitalization Agreement are fair, from a financial point of view, to Grande Holdings.  The stockholders of Grande Holdings beneficially owning at least 51% of the shares of our common stock and preferred stock representing the requisite number of the outstanding shares of our common stock and preferred stock approved by written consent the Recapitalization Agreement and the consummation of the recapitalization transactions and certain related matters.

The Recapitalization Agreement contains representations and warranties that the parties made to each other as of specific dates.  Except for its status as a contractual document that establishes and governs the legal relations among the parties, the Recapitalization Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto.  The representations and warranties were made as of specific dates, only for purposes of the proposed transactions, and solely for the benefit of the parties to the Recapitalization Agreement.  These representations and warranties may be subject to limitations agreed between the parties, including being qualified by disclosures between the parties.  The representations and warranties may have been made to allocate risks among the parties, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts.  Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Recapitalization Agreement.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of these representations and warranties, which may or may not be fully reflected in the parties’ public disclosures.

The full text of the Recapitalization Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2009.  A copy of the press release announcing the Recapitalization Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the closing of the transactions contemplated by the Recapitalization Agreement, we entered into the following agreements:

Contribution Agreement

At closing, Grande Operating, Grande Holdings, Ultimate Parent and Parent entered into a contribution agreement whereby Grande Holdings assigned to Grande Operating certain assets used in the business and Grande Operating assumed certain obligations related thereto. Ultimate Parent, Parent and Grande Operating agreed to jointly and severally indemnify Grande Holdings and its affiliates for damages which may arise in connection with breach of the contribution agreement, the assumed liabilities, the transferred assets and any failure by Grande Operating to perform under the assigned contracts.  In addition, the parties agreed to release each other from all claims except certain tax obligations of Grande Operating and any claim that may arise in connection with the recapitalization transactions.  The foregoing description of the Contribution Amendment does not purport to be complete and is qualified in its entirety by reference to the Contribution Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated into this report by reference.

Ultimate Parent Limited Partnership Agreement

At closing, Grande Holdings, Rio GP, ABRY, ABRY Investment Partnership, L.P., and Grande Manager entered into a limited partnership agreement that provides for the governance of the Ultimate Parent.  Each of Rio GP and Grande Manager, the general partners of Ultimate Parent, has the power to direct the management, operation and policies of the Ultimate Parent. In order for the general partners to take any action, however, the general partner(s) holding a majority of the voting percentage must approve or take such action and currently Grande Manager holds a majority of the voting percentage in Ultimate Parent.

The limited partnership agreement provides that the general partners, their affiliates and their members, managers, partners, shareholders, officers, directors, employees, agents and legal representatives are entitled to be indemnified to the fullest extent allowed by law, including reasonable attorneys’ fees and other expenses, for all claims arising out of or in connection with any act taken or omitted to be taken in respect of the affairs of the Ultimate Parent, except to the extent such act or failure to act constitutes gross negligence, recklessness, willful misconduct or bad faith on the part of the indemnified person, a knowing violation of law by the indemnified person or a material breach by the indemnified person of its obligations under the limited partnership agreement.

The limited partnership agreement authorizes the issuance of the following series of partnership units:  Series A Preferred Units, Class A Common Units, Class B Common Units (which will be issued in three initial series: Class B-1, Class B-2 and Class B-3), and other units to be determined by the board in the future. The order of priority for distributions of cash and other assets to the partners is as follows:

(1)           to the holders of Series A Preferred Units until they have received their capital;

(2)           to the holders of Series A Preferred Units until they have received their yield amount;

(3)           to the holders of Class A Common Units until they have received their capital;

(4)           to the holders of Class A Common Units until they have received their yield amount;

(5)           to holders of Class A and Class B Common Units, until an aggregate amount equal to the largest aggregate amount of distributions (on a per unit basis) which has theretofore been paid in respect of any single Common Unit has been paid with respect to each such unit (on a per unit basis), less $1 per Class B-1 Common Unit, $2 per Class B-2 Common Unit and $3 per Class B Common Unit; and

(6)           to the holders of Class A and Class B Common Units pro rata on the basis of the number of Common Units owned.

When the holders of Series A Preferred Units have received a return of capital and accrued and unpaid yield thereon, the Series A Preferred Units shall be deemed to be redeemed.  Until the Series A Preferred Units are redeemed, Ultimate Parent will declare and pay distributions, to the extent permitted by law and under applicable contracts, including Grande Operating’s credit agreement, out of the excess cash flow and net cash proceeds of a sale of the broadband transport and network wholesale services businesses of Ultimate Parent.

Notwithstanding the priority of distributions described above, upon the sale of Ultimate Parent (whether by merger, sale of units or sale of assets), Ultimate Parent shall make special distributions to each holder of Class A Common Units, except those units held by Rio GP, equal to one-half of the amount of certain tax advances previously paid in respect of the Class A Common Units held by such holder in an aggregate amount not to exceed $5.0 million.

In connection with the ongoing audit by the Universal Service Administrative Company, Internal Auditing Division, which administers the Universal Service Fund (“USF”), relating to contributions to the USF program by Grande Operating and its predecessors-in-interest (the “USAC Audit”) and certain other regulatory liabilities of Grande Operating, if not repaid by Grande Holdings prior to the sale of Ultimate Parent will reduce the distributions that would otherwise be made to Rio GP on its Class A Common Units in such sale.  In the event the results of the USAC Audit have not been finally determined and any related appeal has not been resolved by the time of a sale of Ultimate Parent and the acquiror in such sale requires Grande Operating or any of its affiliates to indemnify such acquiror and/or Grande Operating for liability in connection with the USAC Audit arising from any pre-closing period that exceeds the amount of liability accrued at closing and any amount reimbursed or refunded to Grande Operating in connection with the USAC Audit, Rio GP agreed to provide such indemnification in an amount not to exceed Rio GP’s net cash proceeds in connection with such sale, and agreed that a portion of such proceeds in an amount sufficient to satisfy such indemnification obligation may be placed in escrow to serve as a source for payment of any such indemnification obligation.

The foregoing description of the Ultimate Parent limited partnership agreement does not purport to be complete and is qualified in its entirety by reference to the Ultimate Parent Limited Partnership Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated into this report by reference.

Ultimate Parent Partners Agreement

At closing, Ultimate Parent, Grande Manager, ABRY, ABRY Investment Partnership, L.P. and Rio GP entered into the Ultimate Parent partners agreement.  This partners agreement provides for the management and ownership of Ultimate Parent and the manner and terms by which partner interests in Ultimate Parent may be transferred.  Ultimate Parent is managed by the board of managers of Grande Manager, of which one board member was designated by Rio GP and three board members were designated by ABRY.  The initial ABRY directors are Blake R. Battaglia, Jay M. Grossman and Azra Kanji and the initial Rio GP director is Duncan Butler.

The partners agreement provides for restrictions and procedures which must be followed in the event a partner wishes to transfer its partner interests.  Transfer restrictions will not apply to transfers to heirs or affiliates of the transferor, which are permitted transfers.  A distribution of units to the stockholders of Grande Holdings is not a permitted transfer.  ABRY is able to “drag-along” Rio GP and the other partners in a sale of Ultimate Parent (whether by merger, sale of units or sale of assets) to a third party other than an affiliate of ABRY.  Subject to certain exceptions, any transfer to a third party of Common Units by a partner other than ABRY or its affiliates may only be made after giving ABRY and other partners holding Class A Common Units a right of first offer as to such units and may then be transferred only at a higher price than the price offered by any other partner.

The partnership agreement also provides the partners certain limited rights that protect their interest in the Ultimate Parent.  One of these protective provisions grants tag-along rights to Rio GP and the other partners, which allows Rio GP to participate in any transaction in which ABRY and/or its affiliates is transferring any interest in Ultimate Parent to a third party other than a permitted transferee. All partners holding Common Units are also granted preemptive rights which allow each partner to purchase, subject to certain exceptions (including incentive units), its pro rata share of any units of Ultimate Parent or any equity of its subsidiaries that are issued in the future.

During the period of 18 months from the date of the partners agreement, Ultimate Parent may cause the issuance of Class B Common Units to any of the officers, directors, employees or consultants of Ultimate Parent, provided that following such issuance, the number of Class B Common Units in each series does not exceed 5% of the number of then-outstanding Common Units.  After the 18 month period, Ultimate Parent may cause the issuance of an unlimited number of Class B Common Units.  We will not have any preemptive rights in connection with the issuance of Class B Common Units, and such an issuance will result in the dilution of our interests and the other partners’ interests in Ultimate Parent.  However, holders of Class B Units will not be entitled to any distributions with respect to such Units until certain valuation targets are reached.

In addition, ABRY will be entitled to a fee equal to 2% of the enterprise value implied by such sale and any accrued and unpaid advisory fee of $500,000 per year accrued since the closing in the event that Ultimate Parent is sold in the future.

The foregoing description of the Ultimate Parent Partners Agreement does not purport to be complete and is qualified in its entirety by reference to the Ultimate Parent Partners Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated into this report by reference.

Ultimate Parent Registration Rights Agreement

At closing Ultimate Parent and the partners of Ultimate Parent, including Rio GP and ABRY, entered into a registration rights agreement, wherein Ultimate Parent agreed to provide certain demand and piggyback registration rights to its partners with respect to the issuance of its partnership units.  Demand registration rights are exercisable, in the event the general partners approve a recapitalization of Ultimate Parent to a corporate form (the “Successor Corporation”), by a majority of the common stock of the Successor Corporation and piggyback registration rights are granted to all holders of common stock of the Successor Corporation.  The registration rights agreement contains customary terms found in such agreements, including provisions relating to registration procedures and indemnification rights for the partners.

The foregoing description of the Ultimate Parent Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Ultimate Parent Registration Rights Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.4 and is incorporated into this report by reference.

Amendment to Leases and Related Guarantees

In connection with the closing of the Recapitalization Agreement, Grande Operating entered into the First Amendment to Lease to that certain Lease Agreement, dated August 7, 2003, with respect to certain premises located in Corpus Christi, Texas, Odessa, Texas, San Marcos, Texas and Waco, Texas with GRC (TX) Limited Partnership to modify certain provisions of the Lease Agreement to permit a change of control of the tenant group and certain other related transactions (the “August 2003 Lease Amendment”).  In addition, Grande Operating entered into a First Amendment to Lease to that certain Lease Agreement dated June 24, 2004 with respect to certain premises located in San Marcos, Texas with GRC-II Limited Partnership to modify certain provisions of the Lease Agreement to permit a change of control of the tenant group and certain other related transactions (the “June 2004 Lease Amendment” and together with the August 2003 Lease, the “Lease Amendments”).

As a condition to entering into the Lease Amendments, Rio GP was added as an additional guarantor under each of the existing Guaranty and Suretyship Agreement originally given by Grande Holdings pursuant to the First Amendment to Guaranty and Suretyship Agreement and Grande Holdings was also required to enter into the First Amendment to Guaranty and Suretyship Agreement with respect to both Leases (each a “Guarantee” and, together, the “Guarantees”).

The foregoing description of the Lease Amendments and the Guarantees does not purport to be complete and is qualified in its entirety by reference to the Lease Amendments and the Guarantees, which are attached to this Current Report on Form 8-K as Exhibits 10.5 through 10.8 and are incorporated into this report by reference.

Sixth Amended and Restated Investor Rights Agreement of Grande Holdings

In connection with the recapitalization transactions, certain stockholders of Grande Holdings have approved the Sixth Amended and Restated Investor Rights Agreement.  Prior to this amendment and restatement, the investor rights agreement provided for a broad range of registration rights with respect to the equity securities of Grande Holdings, together with certain information rights and related obligations of Grande Holdings.  In recognition of the changes resulting from the recapitalization transactions, the requisite parties to the investor rights agreement have expressly waived all such registration rights and obligations in the Sixth Amended and Restated Investor Rights Agreement.  The Sixth Amended and Restated Investor Rights Agreement continues to provide for the following:

(i)            a voting agreement, under which certain groups of stockholders have the right to nominate one or more directors, and

(ii)           a right of first refusal on transfers to third parties and a preemptive right with respect to certain additional issuances of equity securities by Grande Holdings.

In addition to the existing transfer restrictions contained in the prior investor rights agreement, the Sixth Amended and Restated Investor Rights Agreement includes additional transfer restrictions requiring the approval of Grande Holdings for any transfer of its equity securities that would (1) increase the number of record holders of any class of Grande Holdings’ equity securities, (2) require registration of such equity securities under the Securities Act of 1933, as amended, (3) subject Grande Holdings to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or (4) subject Grande Holdings to the registration requirements of, or limit the availability of any exemptions from registration under, the Investment Company Act of 1940, as amended.  The stockholders of Grande Holdings beneficially owning at least 66% of the outstanding shares of our common stock and preferred stock, including any options, warrants or rights convertible into our common stock or preferred stock, held by the investors that are a party to the Fifth Amended and Restated Investor Rights Agreement, voting together as a single class as if all preferred stock, options, warrants and rights had been converted into common stock approved by written consent the Sixth Amended and Restated Investor Rights Agreement.

The foregoing description of the Sixth Amended and Restated Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Sixth Amended and Restated Investor Rights Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.9, and is incorporated into this report by reference.

Atlantic Broadband Management Services Agreement

At closing, Grande Operating entered into the Management Services Agreement and engaged Atlantic Broadband Finance, LLC (“Atlantic Broadband”) to provide management and other services to Grande Operating.  Until the earlier to occur of (i) the sale of Atlantic Broadband, (ii) the sale of Grande Operating, (iii) the bankruptcy or dissolution of Atlantic Broadband, (iv) the termination of the recapitalization agreement, (v) the termination date upon which Grande Operating and Atlantic Broadband mutually agree, or (vi) termination by Grande Operating upon 30 days’ notice to Atlantic Broadband, Atlantic Broadband will perform general managerial oversight and other such management services as mutually agreed upon between Atlantic Broadband and Grande Operating, including without limitation day-to-day function-head oversight by the Atlantic Broadband personnel occupying the positions agreed upon with Grande Operating (the “Shared Personnel”) of sales, marketing, customer services, administrative, accounting, financial reporting and information technology services, with respect to the business and operations of Grande Operating and any affiliated company to which all or a portion of Grande Operating’s present broadband transport business or network services business may be transferred.

Pursuant to the terms of the Management Services Agreement, Atlantic Broadband is responsible for paying (i) the salaries, bonuses, and any other compensation of the Shared Personnel, and (ii) any expenses incurred in connection with the services provided under the agreement, and Grande Operating will pay Atlantic Broadband the lesser of 50% of such amounts or 5.5% of the total revenue of Grande Operating minus Grande Operating’s corporate compensation expense.

In accordance with the terms of the Management Services Agreement, Grande Operating has agreed to indemnify Atlantic Broadband and any of its affiliates, principals, members, partners, stockholders, directors, employees (including the Shared Personnel), agents and representatives from any actual or threatened claims lawsuits, actions or liabilities in connection with any services to be provided under the Management Services Agreement (other than those arising from illegal activity, bad faith, gross negligence or willful misconduct of such party).

The foregoing description of the Atlantic Broadband Management Services Agreement does not purport to be complete and is qualified in its entirety by reference to the Atlantic Broadband Management Services Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.10 and is incorporated into this report by reference.

ABRY Management Services Agreement

At the closing, ABRY Partners, LLC and Grande Operating entered into a management services agreement pursuant to which ABRY Partners has agreed to perform management and consulting services for Grande Operating in exchange for an annual management fee of $500,000 payable upon the closing of a sale of Ultimate Parent (whether by merger, sale of units or sale of assets) other than to an affiliate of ABRY.  ABRY Partners will consult with the board of Grande Manager as the board may reasonably request from time to time, including on matters such as corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financing.  The agreement will terminate only upon the mutual agreement of the parties, the dissolution or bankruptcy of ABRY or ABRY Partners, or the consummation of a sale of Ultimate Parent (whether by merger, sale of units or sale of assets).  In addition, Grande Operating will indemnify ABRY Partners for any claims which may arise in connection with ABRY Partners’ services under the agreement except those which result from (i) any claims by any party to the Recapitalization Agreement other than Grande Holdings or Rio GP or any affiliates of such a party, (ii) illegal activity, bad faith, gross negligence or willful misconduct of such indemnified party or (iii) to the extent that the ABRY Partners indemnified party is adjudged to be liable to the Grande Operating.

The foregoing description of the ABRY Management Services Agreement does not purport to be complete and is qualified in its entirety by reference to the ABRY Management Services Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.11 and is incorporated into this report by reference.

Credit Agreement

In connection with the closing of the recapitalization transactions, Grande Operating, as borrower, and Parent, as guarantor, entered into a credit agreement with Société Générale and SunTrust Bank, as lenders, Société Générale, as administrative agent, SG Americas Securities, LLC and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and book-runners, SunTrust Robinson Humphrey, Inc. and CoBank, ACB as co-syndication agents and Union Bank, N.A. and U.S. Bank National Association, as co-documentation agents.  The credit facility consists of a six-year term loan in the aggregate original amount of $103.8 million and a five-year $18.7 million revolving loan commitment of which $103.8 million was drawn by ABRY at closing under the term loan and nothing was drawn by ABRY at closing under the revolving portion of the facility.  The net proceeds from the credit agreement, together with the equity contribution of ABRY, was used to purchase Grande Holdings’ outstanding senior notes, pay off certain capital leases and to provide financing for working capital and other general corporate purposes relating to the business of Grande Operating.

There are no principal payments due on the term loan until one year after the closing date.  At the beginning of the second year following the closing date and thereafter, quarterly principal payments during a given year will equal the percentage of the original principal amount of the initial term loan corresponding to such year set forth in the following table:

Year	Percentage Payment

2	0.625%

3	0.625%

4	1.250%

5	3.750%

6 until maturity	18.750%

Each term loan and each revolving loan bears interest, at Grande Operating’s option, at: (A) a “base rate” equal to the greatest of the following plus 5.75% per annum:  (i) the Prime Rate, (ii) the sum of (x) the higher of (1) the London interbank offered rate and (2) 3.00% per annum, plus (y) 1%, and (iii) the Federal Funds Effective Rate plus ½ of 1%, or (B) an “adjusted LIBOR rate” equal to the following plus 6.75% per annum: the sum of the greater of (i) the London interbank offered rate and (ii) 3.00% per annum, divided by one minus the reserve percentage in effect on the date LIBOR for such interest period is determined.  As of the date hereof, the effective interest rate on the term loan is expected to be 9.75% per annum and the effective interest rate on all amounts drawn under the revolving facility is expected to be 9.75%.

The obligations of Grande Operating are guaranteed by Parent and are secured by a security interest in all of the equity of Grande Operating. Under the credit agreement, Grande Operating is required to maintain specified levels of interest coverage and set limitations on its leverage ratios. Grande Operating is limited in its ability to pay dividends and in its ability to incur additional indebtedness and liens and, following the issuance of certain types of indebtedness or the disposition of assets, subject to certain exceptions, Grande Operating is required to apply certain of the proceeds to repay amounts outstanding under the credit agreement. The credit agreement also contains certain other covenants, restrictions and events of default customary in credit agreements of this kind.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.12 and is incorporated into this report by reference.

Other

The agreements described below in Items 3.03, 5.02 and 8.01 are hereby incorporated by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

In connection with the resignation of Mr. Chestnutt as Chairman, Chief Executive Officer and President and as a director of Grande Holdings and as Chairman, Executive Officer and President and as a member of the board of directors of Grande Operating, described in Item 5.02 below, Mr. Chestnutt’s employment agreement, dated as of December 31, 2005, was also terminated, effective as of September 14, 2009.  In accordance with his employment agreement, Mr. Chestnutt is entitled to receive the severance benefits described in Item 5.02 of this Current Report on Form 8-K.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

To the extent required by Item 2.01 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 3.03.  Material Modification to Rights of Security Holders.

On September 17, 2009, Grande Holdings merged with and into its wholly-owned subsidiary, Rio Holdings, Inc., a Nevada corporation (“Grande Nevada”), for the purpose of changing Grande Holdings’ state of incorporation from Delaware to Nevada (the “Reincorporation”).  The Reincorporation was accomplished pursuant to an Agreement and Plan of Merger, dated September 2, 2009 (the “Merger Agreement”), which was approved by the requisite Grande Holdings stockholders by written consent.

As a result of the Reincorporation and pursuant to the Merger Agreement, each share of common stock and each share and series of preferred stock of Grande Holdings represents the same number of shares of common stock and the same number and series of shares of preferred stock of Grande Nevada.  All options or warrants to purchase shares of our common stock or preferred stock are exerciseable for the same number and series of shares of common stock or preferred stock of Grande Nevada, for the same exercise price and on the same terms and conditions and rights of adjustment as are contained in such options or warrants.  Each certificate representing outstanding shares of common stock or shares of preferred stock of Grande Holdings now represents the same number of shares of common stock or shares of preferred stock of Grande Nevada and each outstanding warrant or option for shares of common stock or preferred stock of Grande Holdings now represent warrants or options for the same number and type of shares of common stock or preferred stock of Grande Nevada.  The Reincorporation did result in the change of name of Grande Communication Holdings, Inc. to Rio Holdings, Inc. and a change to the articles of incorporation and bylaws as described in Item 5.03 below.  The Reincorporation did not result in any change in the business, management, fiscal year, office locations, assets, liabilities, or employees of Grande Holdings.  The directors of Grande Holdings became the directors of the surviving corporation.  The officers of Grande Nevada became the officers of the surviving corporation.  As a result of the Reincorporation, Nevada corporate law will generally be applicable in the determination of the rights of stockholders of Grande Nevada under state corporate laws.

The foregoing description of the Agreement and Plan of Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated into this report by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 14, 2009:

(1) Roy H. Chestnutt resigned as Chairman, Chief Executive Officer and President and as a director of Grande Holdings and as Chairman, Executive Officer and President and as a member of the Board of Directors of Grande Operating.

(2) Jared Benson resigned as Vice President of Enterprise and Wholesale Services of Grande Holdings and as Vice President of Enterprise and Wholesale Services of Grande Operating.

(3) Kay Stroman resigned as Vice President of Human Resources of Grande Holdings and as Vice President of Human Resources of Grande Operating.

(4) Michael L. Wilfley resigned as Chief Financial Officer and Secretary of Grande Operating.

(5) W.K.L. “Scott” Ferguson, Jr. resigned as Chief Operating Officer of Grande Holdings and Grande Operating.

(6) John C. Hockin resigned from his position as a member of the Board of Directors of Grande Operating.

(7) David C. Hull, Jr. resigned from his position as a member of the Board of Directors of Grande Operating.

(8) William Laverack, Jr. resigned from his position as a member of the Board of Directors of Grande Operating.

(9) Richard W. Orchard resigned from his position as a member of the Board of Directors of Grande Operating.

(10) Paul Walsh resigned from his position as a member of the Board of Directors of Grande Operating.

(c) & (d)

Michael L. Wilfley

On September 14, 2009, the board of Grande Holdings appointed Mr. Wilfley to replace Mr. Chestnutt as Chief Executive Officer and President of Grande Holdings.  On September 17, 2009, the board of Grande Holdings appointed Michael L. Wilfley to replace Mr. Chestnutt as a director of the Grande Holdings and appointed Mr. Wilfley to serve as Treasurer of Grande Holdings.  Mr. Wilfley, age 54, has served as our Chief Financial Officer since July 2000 and will also continue in that position. Mr. Wilfley has over 20 years experience as a chief financial officer, including eight years as a chief financial officer in the telecommunications industry.  Previously, from 1998 to 2000, Mr. Wilfley was the chief financial officer of Thrifty Call, Inc., a telecommunications company, where he was responsible for the capital markets and mergers and acquisitions efforts that led to our eventual acquisition of Thrifty Call.  Prior to working for Thrifty Call, from 1993 to 1997, Mr. Wilfley served as the chief financial officer for Littlefield Real Estate Co., a private investment company.  Mr. Wilfley serves on the board of directors of Littlefield Corporation, a public company listed on the over-the-counter bulletin board.  Mr. Wilfley is a certified public accountant and a graduate of The University of Texas at Austin, where he earned his BBA degree in Accounting.

On September 14, 2009, Mr. Wilfley and Grande Operating entered into the Second Amendment to Employment Agreement to that Employment Agreement dated as of June 28, 2006, as amended by the Amendment to Employment Agreement dated as of February 5, 2008 (as amended, the “Wilfley Employment Agreement”), to eliminate the provision that in the event Mr. Wilfley receives any W-2 wages during the Severance Period (as defined in the Wilfley Employment Agreement) as an employee of an employer other than Grande Operating, such Executive’s Severance Pay (as defined in such Employment Agreement) shall be ratably reduced by such wages and to modify the provisions regarding the payment of insurance premiums.

In addition, Grande Operating entered into a Consulting Agreement with Mr. Wilfley whereby Mr. Wilfley has agreed continue as an employee of Grande Operating for 60 days following the closing of the recapitalization transactions at his current salary.  Thereafter, Mr. Wilfley has agreed provide consulting services to Grande Operating for 120 days thereafter (the “Wilfley Consulting Agreement”).  In exchange for providing consulting services, at the end of the 120 day consulting period, Mr. Wilfley will receive a retention bonus of $112,500, less withholding and other required adjustments.

Except as set forth herein, there are no arrangements or understandings between Mr. Wilfley and any other person pursuant to which he was selected as Chief Executive Officer.  There have been no transactions since the beginning of Grande Holdings’ last fiscal year, nor are any currently proposed, regarding Mr. Wilfley that are required to be disclosed by Item 404(a) of Regulation S-K.  The foregoing description of the Second Amendment to Employment Agreement and Consulting Agreement and the Wilfley Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements which are attached to this Current Report on Form 8-K as Exhibits 10.13 and 10.14, and are incorporated into this report by reference.

Walter K.L. “Scott” Ferguson, Jr.,

On September 14, 2009, Walter K.L. “Scott” Ferguson, Jr., age 51 was appointed to replace Mr. Wilfley as secretary of Grande Holdings.  Previously Mr. Ferguson served as our Chief Operating Officer since February 2006.  Prior to that, from July 2005 to February 2006, he served as Interim Chief Executive Officer and President, and from June 2002 to January 2005, Executive Vice President, Retail Services and from February 2000 to June 2002 as Chief Operating Officer.  Previously, from 1997 to 1999, Mr. Ferguson was a founding partner and senior vice president of PrimeOne, L.P., a broadband video services company.  At PrimeOne, Mr. Ferguson was involved with operating, sales and customer service strategies for BellSouth, SBC Communications, Inc. and Southern New England Telephone Corporation broadband trials and businesses.  Prior to working at PrimeOne, Mr. Ferguson served in various capacities at Prime Cable, a cable multiple systems operator based in Austin, Texas, including vice president of administrative services and vice president of operations.  Prior to Prime Cable, Mr. Ferguson worked for Tenneco, Inc. in the corporate finance and investor relations groups as well as Arthur Young & Co. where he focused in tax practice.  He is a certified public accountant and a graduate of The University of Texas at Austin, where he earned his BBA degree in Finance and an MBA in Accounting and Finance.

Grande Operating entered into a retention agreement with Mr. Ferguson (“Ferguson Retention Agreement”) whereby Grande Operating has agreed pay Mr. Ferguson a retention bonus of $225,000, less withholding and other required adjustments if he remains employed for 180 days following the closing of the recapitalization transactions.

In addition, on September 14, 2009, Mr. Ferguson and Grande Operating entered into the Second Amendment to Employment Agreement to that Employment Agreement dated as of June 28, 2006, as amended by the Amendment to Employment Agreement dated as of February 5, 2008, to eliminate the provision that in the event Mr. Ferguson receives any W-2 wages during the Severance Period (as defined in Mr. Ferguson’s employment agreement) as an employee of an employer other than Grande Operating, such Executive’s Severance Pay (as defined in such Employment Agreement) shall be ratably reduced by such wages and to modify the provisions regarding the payment of insurance premiums.

Except as set forth herein, there are no arrangements or understandings between Mr. Ferguson and any other person pursuant to which he was selected as Secretary.  There have been no transactions since the beginning of Grande Holdings’ last fiscal year, nor are any currently proposed, regarding Mr. Ferguson that are required to be disclosed by Item 404(a) of Regulation S-K.  The foregoing description of the Second Amendment to Employment Agreement and the Ferguson Retention Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements which are attached to this Current Report on Form 8-K as Exhibits 10.15 and 10.16, and are incorporated into this report by reference.

Duncan T. Butler, Jr.

On September 17, 2009 Duncan T. Butler, Jr. was appointed as Chairman of the Board of Directors of Grande Holdings.  Mr.  Butler, age 47, has served as a member of our board of directors since February 2000. Since April 2000, Mr. Butler has served as a managing director of Centennial Ventures and he has served as a managing director of Prime New Ventures since October 1994. Mr. Butler is currently a managing director and on the investment committee of Centennial Holdings VI, LLC and Mr. Butler is a Senior Vice President of Centennial Holdings I, LLC. Mr. Butler currently also serves on the board of directors of Masergy Communications, Inc., a global network service provider and Hoak Media, a television and radio broadcasting company. Mr. Butler received his BBA and his MBA from The University of Texas at Austin and his JD from The University of Texas School of Law.  There are no arrangements or understandings between Mr. Butler and any other person pursuant to which he was selected as Chairman.  There have been no transactions since the beginning of Grande Holdings’ last fiscal year, nor are any currently proposed, regarding Mr. Butler that are required to be disclosed by Item 404(a) of Regulation S-K.

(e)

Transaction Bonuses

The recapitalization agreement allows for a transaction bonus plan, which has been approved by our board of directors, and provides for up to an aggregate of $1.07 million to pay employees as determined by the board of directors in consultation with ABRY in connection with the closing of the recapitalization transactions.  The board determined that $1.07 million of transaction bonuses would be paid by Grande Operating under the Transaction Bonus Plan.  The following named executive officers, subject to the receipt by Grande Operating of a release from each such named executive officers, are entitled to receive transaction bonuses:

Roy H. Chestnutt	$112,500
Michael L. Wilfley	112,500
Walter K.L. “Scott” Ferguson, Jr.	225,000
Kay Stroman	50,000
Jared P. Benson	62,500
Total	$562,500

The form of release to be entered into with Mr. Chestnutt is set forth on Exhibit 10.17 hereto (the “Separation and Release Agreement”), the form of release to be entered into with Messrs Wilfley, Ferguson and Benson and Ms. Stroman is attached hereto as Exhibit 10.18 (the “General Release”).  The full text of the transaction bonus plan is attached as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2009.

Severance Payments

Pursuant to the terms of the Chestnutt Employment Agreement, in connection with the Closing of the recapitalization transactions and Mr. Chestnutt’s resignation, Mr. Chestnutt is entitled to $400,000, less withholding and other required adjustments, which represents twelve months of Mr. Chestnutt’s base salary, to be paid in twelve equal installments.  In addition, Grande Operating will continue Mr. Chestnutt’s current insurance and health care coverage until the first anniversary of the date of his termination, provided that Grande Operating may cease providing such insurance and health care coverage at an earlier date if Mr. Chestnutt receives equivalent benefits from his next full time employer. To the extent this severance pay exceeds certain amounts, as set forth in applicable Treasury Regulations, the excess amount of severance pay will not begin sooner than six months following the employment termination date.

The terms of the Wilfley Consulting Agreement contemplate that Mr. Wilfley’s employment will terminate 60 days following the closing.  Pursuant to the terms of the Wilfley Employment Agreement, in connection with this termination, Mr. Wilfley is entitled to $250,000, less withholding and other required adjustments, which represents his current bi-weekly base salary multiplied by 26, to be paid in equal bi-weekly installments over 52 weeks.  In addition, Grande Operating will continue Mr. Wilfley’s current insurance and health care coverage until the first anniversary of the date of his termination. To the extent this severance pay exceeds certain amounts, as set forth in applicable Treasury Regulations, the excess amount of severance pay will not begin sooner than six months following the employment termination date.  The payment of the severance is conditioned upon Mr. Wilfley’s delivery to Grande Operating of a release of claims in a form satisfactory to the board of directors.

Retention Payments

In addition to the Wilfley Consulting Agreement and the Ferguson Retention Agreement described above, which such description is hereby incorporated by reference, Grande Operating agreed to enter into a Consulting Agreement with Mr. Chestnutt effective upon Closing and his resignation from Grande Operating that for 180 days following the consummation of the Closing, Mr. Chestnutt will be available to consult with Grande Operating and at the end of such 180 days (or earlier if the Grande Operating decides to terminate this arrangement early without cause), Mr. Chestnutt shall receive a retention bonus of $112,500, less withholding and other required adjustments. The foregoing description of the Consulting Agreement with Mr. Chestnutt does not purport to be complete and is qualified in its entirety by reference to the form of  such agreement which is attached to this Current Report on Form 8-K as Exhibit 10.19, is incorporated into this report by reference.

In addition to the retention bonuses to be paid to Messrs. Wilfley, Ferguson and Chestnutt described above, Grande Operating has also agreed to enter into retention agreements (“General Retention Agreements”) with certain other employees including the named executive officers set forth below.  Such agreements provide that if such employee remains in continuous employment with the Grande Operating for 180 days following the consummation of the Closing or if employee’s employment is terminated without cause by Grande Operating within 180 days following the consummation of the Closing, Grande Operating will pay such employee a retention bonus, subject to such employee executing and delivering a General Release.

Named Executive Officer	Retention Bonus

Kay Stroman	$50,000

Jared P. Benson	$62,500

The foregoing description of the General Retention Agreement to be entered into by Grande Operating does not purport to be complete and is qualified in its entirety by reference to the form of such agreement which is attached to this Current Report on Form 8-K as Exhibit 10.20, and is incorporated into this report by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 17, 2009, Grande Holdings entered into a redomestication merger with its newly-formed wholly-owned subsidiary, Rio Holdings, Inc, a Nevada corporation.  In connection with our redomestication from Delaware to Nevada as disclosed under Item 3.03 above, the Articles of Incorporation and Bylaws of Grande Nevada are now our new governing documents.  The Articles of Incorporation of Grande Nevada are identical to the Restated Certificate of Incorporation of Grande Holdings, except that they will reflect the redomestication of the corporation to Nevada and the change of the corporation’s name to “Rio Holdings, Inc.”  The bylaws of Grande Nevada are identical to the bylaws of Grande Holdings except that they will reflect the redomestication of the corporation to Nevada, the change of the corporation’s name to “Rio Holdings, Inc.,” and the elimination of a classified board of directors. Additionally, because both the Articles of Incorporation and Bylaws Grande Nevada will incorporate, and are subject to, the corporate laws of the State of Nevada, the redomestication to Nevada may affect the duties and protections owed by and to the board of directors of Grande Nevada, and may affect other stockholder rights or corporate actions to the extent that the laws of Nevada and Delaware differ on a given matter.  Copies of our Articles of Incorporation and Bylaws, as amended, are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference and made a part hereof.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information

The closing of the Recapitalization Agreement and the transactions contemplated therein are more fully discussed in Item 1.01 and Item 2.01 of this Current Report on Form 8-K and, to the extent required by Item 9.01(b) of Form 8-K, the information contained in or incorporated by reference into Item 1.01 and 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 9.01(b).  As set forth in Rule 11-02(b) of Regulation S-X, because of the few number of pro forma adjustments required and the simple nature of the adjustments given the nature of the recapitalization transactions, Grande Holdings is providing a narrative description of the pro forma effects of the recapitalization transactions in lieu of the pro forma financial information required by Article 11 of Regulation S-X.  After giving effect to the consummation of the recapitalization transactions, all of the outstanding shares of common stock and preferred stock of Grande Holdings remain outstanding.  Grande Holdings does not have any remaining operations or material assets other than the ownership, through Rio GP, of the general partner interest of Ultimate Parent.  The following are the adjustments that would be necessary to give the pro forma effect to the recapitalization transactions:

(1)	the removal from the balance sheet of Grande Holdings of 100% of the assets, liabilities, and operations of Grande Operating,

(2)	the removal from the income statement of Grande Holdings of 100% of the operations of Grande Operating,

(3)	the addition to the balance sheet of the 24.7% ownership of Grande, through Rio GP, of Ultimate Parent and

(4)	the addition to the income statement of the “equity ownership percentage” of operations for each period.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger.

3.1	Articles of Incorporation of Rio Holdings, Inc.

3.2	Bylaws of Rio Holdings, Inc.

10.1	Contribution Agreement, dated September 14, 2009, by and among Grande Communications Holdings, Inc., Grande Communications Networks LLC, Grande Investment L.P. and Grande Parent LLC.

10.2
Ultimate Parent Limited Partnership Agreement, dated September 14, 2009, by and among Grande Communication Holdings, Inc., Rio GP, LLC, Grande Manager LLC, ABRY Partners VI, L.P. and ABRY Investment Partnership, L.P.

10.3	Ultimate Parent Partners Agreement, dated September 14, 2009, by and among Grande Investment L.P., Rio GP, LLC, Grande Manager LLC, ABRY Partners VI, L.P. and ABRY Investment Partnership, L.P.

10.4	Ultimate Parent Registration Rights Agreement, dated September 14, 2009, by and among Grande Investment L.P., Rio GP, LLC, ABRY Partners VI, L.P. and ABRY Investment Partnership, L.P.

10.5	First Amendment to Lease, dated September 14, 2009, by and between Grande Communications Networks LLC and GRC (TX) Limited Partnership (August 2003 Lease).

10.6	First Amendment to Lease, dated September 14, 2009, by and between Grande Communications Networks LLC and GRC-II (TX) Limited Partnership (June 2004 Lease).

10.7	First Amendment to Guaranty and Suretyship Agreement, dated September 14, 2009, by and between Grande Communications Holdings, Inc., Rio GP, LLC and GRC (TX) Limited Partnership (August 2003 Lease).

10.8	First Amendment to Guaranty and Suretyship Agreement, dated September 14, 2009, by and between Grande Communications Holdings, Inc., Rio GP, LLC and GRC-II (TX) Limited Partnership (June 2004 Lease).

10.9	Sixth Amended and Restated Investor Rights Agreement, dated September 14, 2009, by and among Grande Communications Holdings, Inc. and the investors named therein.

10.10	Management Services Agreement, dated September 14, 2009, by and among Grande Communications Networks LLC and Atlantic Broadband Finance, LLC.

10.11	Management Services Agreement, dated September 14, 2009, by and between Grande Communications Networks LLC and ABRY Partners, LLC.

10.12
Credit Agreement, dated September 14, 2009, by and among Grande Communication Networks LLC, Grande Parent LLC, the financial institutions listed therein, Société Générale, as administrative agent, SG Americas Securities, LLC and Sun Trust Robinson Humphrey, Inc., as Joint Lead Arrangers and Book-Runners, SunTrust Robinson Humphrey, Inc and Cobank, ACB, as co-syndication agent for the lenders and Union Bank, N.A. and U.S. Bank National Association, as co-documentation agent for the lenders.

10.13	Second Amendment to Employment Agreement, dated September 14, 2009, by and between Michael L. Wilfley and Grande Communications Networks LLC.

10.14	Consulting Agreement, dated September 14, 2009, by and between Michael L. Wilfley and Grande Communications Networks LLC.

10.15	Second Amendment to Employment Agreement, dated September 14, 2009, by and between W.K.L. “Scott” Ferguson, Jr. and Grande Communications Networks LLC.

10.16	Retention Agreement, dated September 14, 2009, by and between W.K.L. “Scott” Ferguson, Jr. and Grande Communications Networks LLC.

10.17	Form of Separation and Release Agreement by and between Roy H. Chestnutt and Grande Communications Networks LLC.

10.18	Form of General Release by and between Grande Communications Networks LLC and certain employees.

10.19	Form of Consulting Agreement by and between Grande Communications Networks LLC and Roy H. Chestnutt.

10.20	Form of General Retention Agreement by and between Grande Communications Networks LLC and certain employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO HOLDINGS, INC.

By:	/s/ Michael L. Wilfley
Michael L. Wilfley
Chief Executive Officer

Dated:  September 18, 2009